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                                                                     EXHIBIT 8.1
                     [Letterhead of Pillsbury Winthrop LLP]

   ONE BATTERY PARK PLAZA NEW YORK, NY 10004-1490 212.858.1000 F: 212.858.1500





August 7, 2003




SR Telecom Inc.
8150 Trans-Canada Highway
Montreal, Quebec H4S 1M5
Canada


             Re:   SR Telecom Inc. Registration Statement on Form F-4


Ladies and Gentlemen:

         We have acted as counsel to SR Telecom Inc., a corporation organized under the Canada Business Corporations Act ("SR Telecom"), in connection with its acquisition of Netro Corporation, a Delaware corporation ("Netro"), in a transaction in which Norway Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SR Telecom, will merge with and into Netro, with Netro surviving and becoming a wholly owned subsidiary of SR Telecom (the "merger"), following Netro's payment of a cash dividend to Netro common stockholders (the "cash dividend"). In connection therewith, we have assisted in the preparation of the prospectus (the "Prospectus") that forms a part of the registration statement on Form F-4 (the "Registration Statement") filed by SR Telecom with the Securities and Exchange Commission (the "Commission") on or about the date hereof for the purpose of registering 41,600,000 shares of SR Telecom common stock. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Prospectus.

         On the basis of the foregoing and upon consideration of applicable law, subject to the qualifications stated therein, in our opinion, the discussion of U.S. federal income tax considerations set forth under the caption "The Merger - Material Tax Considerations - U.S. Federal Income Tax Considerations - U.S. Federal Income Tax Consequences of the Cash Dividend, the Merger and the Ownership of Shares of SR Telecom Common Stock" in the Prospectus describes the material U.S. federal income tax consequences of the cash dividend, the merger and owning and disposing of shares of SR Telecom common stock as discussed therein.


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         As described in the discussion of U.S. federal income tax
considerations set forth under the caption "The Merger - Material Tax Considerations - U.S. Federal Income Tax Considerations - Characterization of the Cash Dividend and the Merger" in the Prospectus, we are not able to render an opinion that the cash dividend and the merger constitute separate taxable events or that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes, because such an opinion would depend on certain facts (for example, the ultimate source of funds for the cash dividend) that will not be known until the closing of the merger or thereafter. Further, even assuming that we were able to render favorable opinions that the cash dividend and the merger constitute separate taxable events and that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes, the U.S. federal income tax consequences of the merger will also depend upon whether the value of SR Telecom (excluding certain liquid assets) is at least equal to the value of Netro (determined based on market values on the closing date after taking into account the cash dividend), which will not be known until the closing of the merger.

         This opinion is limited to the federal income tax law of the United States and does not cover any questions arising under, or relating to, the laws of any other jurisdiction, or any political subdivision thereof or therein.

         We consent to being named in the Registration Statement and the Prospectus under the captions "Summary of the Proxy Statement/Prospectus - Material U.S. Federal Income Tax Consequences of the Cash Dividend and the Merger" and "The Merger - Material Tax Considerations - U.S. Federal Income Tax Considerations" and as counsel that has passed upon the above-referenced U.S. federal income tax considerations.

         We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.




                                Very truly yours,

                                /s/ Pillsbury Winthrop LLP


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